Consent of Independent Accountants

We consent to the use in this Annual Report pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 for the year ended October 31, 2004 of Micromem Technologies Inc. on Form 20-F of our report dated February 11, 2005, accompanying the Consolidated Financial Statements of the Company appearing in this Annual Report.

/S/ Grant Thornton LLP

Mississauga, Canada
February 25, 2005